Exhibit 99.2

# Rivian Closes $6.6B Loan from the Department of Energy

January 16, 2025

RIVIAN

Rivian today announced it has entered into a loan agreement with the U.S. Department of Energy (DOE), which provides commitments for up to approximately $6.6 billion (including $6 billion of principal and approximately $600 million of capitalized interest) in financing support for the construction of Rivian’s next manufacturing facility in Stanton Springs North, near the City of Social Circle, Georgia.

Rivian intends to build the facility in two phases or “blocks”, each resulting in 200,000 units of run rate annual production capacity, for a total of 400,000 units of annual capacity of the company’s midsize platform (“MSP”) including the R2 and R3. Block 1 of the project is expected to start production in 2028 with construction beginning in 2026. The multi-draw term loan facility will be split into two notes aligned with the buildout of the facility.

Please reference the Form 8-K and filed loan agreement for further information.

A An aerial view of the land to be used for Rivian’s production facility in Georgia

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Summary of Key DOE Loan Terms

Borrower	Rivian New Horizon, LLC

Sponsor	Rivian Automotive, Inc.

Guarantors

When drawn, the loans will be guaranteed by Rivian Automotive, Inc. and its material domestic subsidiaries (other than Rivian and VW Group Technology, LLC, and Rivian IP Holdings), including the borrowers and guarantors under Rivian’s existing ABL (asset based lending) credit facility (the “Guarantors”)

Loan Size

Based on current estimated eligible project costs, the total loan size is expected to be $6.6B (includes $0.6B of capitalized interest) across both blocks

Block 1 size up to $3.355B excluding capitalized interest

Block 2 size up to $2.620B excluding capitalized interest

Term of Loan	Approximately 15 years from amortization start date for Block 1 Approximately 10 years from amortization start date for Block 2

Amortization	No mandatory amortization during ramp period of each line Block 1 amortization to start in March 2031 Block 2 amortization to start in June 2032

Base Equity	Rivian to contribute equity towards the project in advance of the first draw for each block

First Advance Cutoff Date	Rivian has 52 months from the date of the loan agreement to draw the first advance

Estimated Interest Rate

The interest rate associated with an ATVM (Advanced Technology

Vehicles Manufacturing) Program loan is equal to the United States

Treasury-equivalent yield curve with 0% credit spread, set at each advance

Collateral

When drawn, the loans will be secured by (a) all assets of the borrower, including all project assets, inventory and receivables, (b) fixed assets of the Guarantors (other than Rivian Automotive, Inc.) and (c) all equity interests owned by the Borrower and the Guarantors (other than certain excluded equity interests)

Covenants

Certain covenants apply to the Sponsor and the Borrower (and in certain cases, the Guarantors) starting on the date that the Loan Arrangement and Reimbursement and Sponsor Support Agreement (the “LARSSA”) is signed, while other covenants, including certain of the negative covenants, do not apply to the Sponsor, the Borrower or the Guarantors (if applicable) until the date of the first advance. The LARSSA also contains customary events of default, as well as customary notice periods and remedies with respect to the occurrence of an event of default

Conditions Precedents

Advances under the loan are subject to the accuracy of certain representations and warranties, compliance with covenants and other conditions precedents, including profitability and demand based metrics

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Pro Forma Rivian Transaction Structure

Rivian Automotive Inc.
("Sponsor")
100%
Rivian Holdings LLC
("HoldCo")
End Customer
Vehicles
MSRP
100%
4
Rivian LLC
("SalesCo")
Sponsor
Guarantee
ABL Borrowers
and Guarantors
3
5
Finished
Vehicle
% MSRP
100%
2
Rivian Automotive LLC
("OpCo")
100%
Raw
Material
1
DOE Loan
Loan
Proceeds
Rivian New Horizon, LLC
("Borrower")

1. Rivian New Horizon, LLC will own and operate the plant in Georgia, and will be the Borrower under the DOE loan
2. OpCo remains single procurer of raw materials, and will sell raw materials to Borrower
3. All vehicles manufactured by Borrower will be sold to SalesCo at MSRP less % pursuant to an Intercompany Agrerement
4. SalesCo as the licensed dealer of Rivian vehicles will sell vehicles to end customers
5. Intercompany settlements expected to occur monthly on a net basis

Forward-looking Statements

This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the possible issuance and timing of advances under the loan, the terms of the loan and related financing documents, the use of proceeds, the satisfaction of covenants and conditions under the loan, the absence of events of default, construction of our manufacturing facility, the launch and expansion of the R2 and R3, and the expected impact of the loan, in some cases you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements use these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, the factors discussed in Part Il, Item IA, “Risk Factors” in Rivian’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and our other filings with the Securities and Exchange Commission. The forward-looking statements in this shareholder letter are based upon information available to us as of the date of this shareholder letter, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

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